Exhibit 10.8

FOURTH AMENDMENT TO

PURCHASE AND SALE AGREEMENT

(30 Properties)

THIS FOURTH AMENDMENT TO PURCHASE AND SALE AGREEMENT (this “Amendment”) is made and entered into this 25th day of June, 2010, by and between Seller and Purchaser.

R E C I T A L S:

A.                                   Seller and Purchaser have heretofore entered into that certain Purchase and Sale Agreement, dated as of May 3, 2010, as amended by that certain First Amendment to Purchase and Sale Agreement, dated as of May 11, 2010, that certain Second Amendment to Purchase and Sale Agreement, dated as of May 21, 2010 and that certain Third Amendment to Purchase and Sale Agreement, dated as of June 24, 2010 (as amended, the “Agreement”) relating to the sale and purchase of the thirty (30) properties described therein. All defined terms in the Agreement (as amended by this Amendment) are used herein with the same meanings those terms have in the Agreement (as amended by this Amendment).

B.                                     Certain failures of conditions to Purchaser’s obligation to close the purchase and sale of the McLean, Virginia Property leased by Northrop Grumman Systems Corporation have occurred (the “Failed Closing Conditions”).

C.                                     As a result of the Failed Closing Conditions and notwithstanding anything contained in the Agreement to the contrary, Seller and Purchaser desire to amend the Agreement to, among other things, terminate the Agreement with respect to the McLean, Virginia Property leased by Northrop Grumman Systems Corporation, on and subject to the terms and conditions of this Amendment.

D.                                    Seller and Purchaser desire to amend the Agreement as set forth herein.

NOW, THEREFORE, in consideration of these premises, the terms and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby covenant and agree as follows:

A G R E E M E N T

1.                                       Recitals.  The recitals set forth above are hereby incorporated herein.

2.                                       Harborside Purchase and Sale Agreement. Section 1.1.15 of the Agreement is hereby amended and restated in its entirety as follows:

“1.1.15            “Harborside Purchase and Sale Agreement”: That certain Member Interest Purchase and Sale Agreement between Purchaser and Harborside Seller, dated as of May 3, 2010, as amended by that certain First Amendment to Member Interest Purchase and Sale Agreement, dated as of May 11, 2010, as further amended by that certain Second Amendment to Member Interest Purchase and Sale Agreement,

dated as of May 21, 2010, as further amended by that certain Third Amendment to Member Interest Purchase and Sale Agreement, dated as of June 24, 2010, as further amended by that certain Fourth Amendment to Member Interest Purchase and Sale Agreement, dated as of June 25, 2010.”

3.                                       Properties. The Agreement is hereby terminated with respect to the Property leased by Unisys Corporation and the Property leased by Northrop Grumman Systems Corporation. The Agreement, including all Schedules thereto, is hereby amended by deleting all references to Unisys Corporation, Northrop Grumman Systems Corporation, the Property leased by Unisys Corporation and the Property leased by Northrop Grumman Systems Corporation that are currently set forth in the Agreement, including all Schedules thereto, but prior to giving effect to the terms of this Amendment. For the avoidance of doubt, this Section 4 shall not apply to the references to, and terms and provisions regarding, Northrop Grumman Systems Corporation and the Property leased by Northrop Grumman Systems Corporation that are added to the Agreement by this Amendment.

4.                                       Purchase Price. The Purchase Price, as defined in Section 1.1.3 of the Agreement, is hereby amended to $929,100,000.00. Schedule 1.1.3 of the Agreement is hereby amended and restated in its entirety as set forth on Schedule 1.1.3 attached hereto.

5.                                       Definitions.  Section 1.1 of the Agreement is hereby amended by adding the following at the end thereof:

“1.1.17            “NG Partnership Interests Purchase and Sale Agreement”: That certain Partnership Interests Purchase and Sale Agreement between Purchaser and NG Partnership Interests Seller, dated as of June 25, 2010 relating to the purchase and sale of the NG Partnership Interests.

1.1.18                  “NG Partnership Interests”: One hundred percent (100%) of the partnership interests in NG LP.

1.1.19                  “NG Partnership Interests Seller”: collectively, iStar NG Inc., a Delaware corporation, and iStar NG GenPar Inc., a Delaware corporation.

1.1.20                  “CTL Reston Member Interest Purchase and Sale Agreement”: That certain Member Interest Purchase and Sale Agreement between Purchaser and iStar CTL Holdco LLC, a Delaware limited liability company (“CTL Reston Seller”), dated as of June 25, 2010 relating to the purchase and sale of the CTL Reston Membership Interests.

1.1.21                  “CTL Reston Membership Interests”: One hundred percent (100%) of the membership interests in CTL Reston.

1.1.22                  “CTL Reston”: iStar CTL Sunset Hills — Reston LLC, a Delaware limited liability company.

1.1.23                  “Other Sellers”: collectively, NG Partnership Interests Seller, CTL Reston Seller and Harborside Seller.

1.1.24                  “Other Real Properties”: collectively, the properties commonly known as 11493 Sunset Hills Road, Reston, Virgina, the NG Property and Harborside.

1.1.25                  “Acquired Interests” collectively, the NG Partnership Interests, the CTL Reston Membership Interests and the Harborside Membership Interests.

1.1.26                  “Other Purchase and Sale Agreements”: collectively, the Harborside Purchase and Sale Agreement, the NG Partnership Interests Purchase and Sale Agreement and the CTL Reston Member Interest Purchase and Sale Agreement.

1.1.27.               “Acquired Properties”: collectively, the Acquired Interests and the Property.

1.1.28                  “Northrop”: Northrop Grumman Systems Corporation, a Delaware corporation.

1.1.29                  “NG Property”: That certain property commonly known as 7555 Colshire Drive, McLean, Virgina

1.1.30                  “NG Lease”: Deed of Lease dated July 27, 1999, as amended, modified and supplemented from time to time, by and between NG LP, successor-in-interest to West Group Properties LLC, a Virginia limited liability company, as landlord, and Northrop Grumman Systems Corporation, a Delaware corporation, successor-in-interest to PRC Inc., a Delaware corporation, as tenant.

1.1.31                  “NG LP”: iStar NG LP, a Delaware limited partnership.”

6.                                       Due Diligence. The second sentence of Section 4.3.1 of the Agreement is hereby amended and restated as follows:

“If Purchaser delivers a Due Diligence Waiver Notice, this Agreement and the Other Purchase and Sale Agreements shall continue in full force and effect, subject to the provisions of this Agreement and the Other Purchase and Sale Agreements, including Section 4.3.1 hereof and thereof, and Purchaser shall be deemed to have acknowledged that it has received or had access to all Property Documents (as defined herein and in the Other Purchase and Sale Agreements) and conducted all inspections and tests of the Acquired Properties and the Other Real Properties that it considers important.”

7.                                       Financing. Purchaser and Seller acknowledge and agree that (i) there have been certain modifications to the Fixed Rate Loan Term Sheet, the Floating Rate Loan Term Sheet and Schedule 4.3.2 to the Agreement and that such modifications will be embodied in the documents evidencing and securing the Fixed Rate Loan, the Floating Rate Loan and the Mezzanine Loan, respectively, which documents and instruments are being executed simultaneously with the execution of this Amendment and (ii) the properties securing the Fixed Rate Loan and the Floating Rate Loan include (as applicable) the Properties and the Other Real Properties (exclusive of Harborside).

8.                                       Management Agreements.  The last sentence of Section 4.6 is hereby amended and restated in its entirety as follows:

“Notwithstanding the foregoing, Seller shall, at its expense, terminate all Service Contracts which are management agreements, other than with respect to Harborside and the following described management agreements, all of which Purchaser shall assume at closing: (1) Property Management Agreement for 5853 Rue Ferrari San Jose, CA and 5863 Rue Ferrari San Jose, CA between iStar CTL Rue Ferrari - San Jose LLC, a Delaware limited liability company, and River Rock Real Estate Group, a California corporation, dated November 1, 2008, (2) Property Management Agreement for 161  Inverness Drive West, Englewood, Colorado between iStar CTL Inverness - Englewood LLC, a Delaware limited liability company (successor to Trinet Realty Investor V, Inc., a Maryland corporation), and CB Richard Ellis, Inc., a Delaware corporation, dated as of August 1, 2005, as amended by Amendment to Property Management Agreement dated January 25, 2007, and (3) Property Management Agreement for 2625 Shadelands Drive, Walnut Creek, California between iStar CTL Shadelands - Walnut Creek LLC, a Delaware limited liability company (as successor to SFI I, LLC, a Delaware limited liability company), and Kennedy-Wilson Properties Ltd., an Illinois corporation, dated as of December 1, 2005.”

9.                                       Conditions to Seller’s Obligation to Close.

(a)                                  Section 7.2.1(4) of the Agreement is hereby amended and restated in its entirety as follows:

“(4)                            Property. It shall be a condition to Seller’s obligation to close hereunder that neither (x) the NG Partnership Interests Purchase and Sale Agreement shall have been terminated with respect to the NG Partnership Interests nor (y) this Agreement, the Harborside Purchase and Sale Agreement and the CTL Reston Member Interest Purchase and Sale Agreement shall have been terminated with respect to more than two (2) of the Acquired Properties (exclusive of the NG Partnership Interests; it being agreed by Purchaser and Seller that a termination of the NG Partnership Interests Purchase and Sale Agreement with respect to the NG Partnership Interests is addressed in the foregoing clause (x) and that the two (2) Acquired Properties referenced in the foregoing clause (y) shall not include the NG Partnership Interests for purposes of the application of the foregoing clause (y)) (it being understood that a termination of this Agreement with respect to one or more of the separate sites constituting the Properties leased by The Goodyear Tire & Rubber Company (collectively, the “Goodyear Properties”) or one or more separate sites constituting the Properties leased by CEVA Freight, LLC (collectively, the “CEVA Properties”) shall be deemed in both cases to be a termination of this Agreement with respect to only one Property notwithstanding the Lease with The Goodyear Tire & Rubber Company and the Lease with CEVA Freight, LLC cover multiple Properties). For clarification, the parties agree that it is possible for a closing condition (A) under the Harborside Purchase and Sale Agreement not to be satisfied (for example, the bankruptcy of Schwab) which would allow Purchaser not to close and to terminate with respect to the Harborside Membership Interests but proceed to closing under this Agreement, the NG Partnership Interests Purchase and Sale Agreement and the CTL Reston Member Interest Purchase and Sale Agreement or (B) under the NG Partnership Interests Purchase and Sale Agreement not to be satisfied (for example, the bankruptcy of Northrop) which would allow Purchaser not to close and to terminate with respect to the NG Partnership Interests and, as a result of such termination, there would be a failure of a condition to close under this Agreement, the Harborside Purchase and Sale Agreement and the CTL Reston Member Interest Purchase and Sale Agreement which would allow Seller to terminate this Agreement, Harborside Seller to terminate the Harborside Purchase and Sale Agreement and CTL Reston Seller to terminate the CTL Reston Member Interest Purchase and Sale Agreement.”

(b)                                 Section 7.2.1 of the Agreement is hereby amended by adding the following Section 7.2.1(5) at the end thereof:

“(5)                            Simultaneous Closing. It shall be a condition to Seller’s obligation to close hereunder that the Closing of the transaction contemplated by this Agreement occur simultaneously with the closing of the transactions contemplated by the Other Purchase and Sale Agreements.”

10.                                 Conditions to Purchaser’s Obligation to Close.

(a)                                  Section 7.2.2(9) of the Agreement is hereby amended and restated in its entirety as follows:

“(9)                            Property.  It shall be a condition to Purchaser’s obligation to close hereunder that neither (x) the NG Partnership Interests Purchase and Sale Agreement shall have been terminated with respect to the NG Partnership Interests nor (y) this Agreement, the Harborside Purchase and Sale Agreement and the CTL Reston Member Interest Purchase and Sale

Agreement shall have been terminated with respect to more than two (2) of the Acquired Properties (exclusive of the NG Partnership Interests; it being agreed by Purchaser and Seller that a termination of the NG Partnership Interests Purchase and Sale Agreement with respect to the NG Partnership Interests is addressed in the foregoing clause (x) and that the two (2) Acquired Properties referenced in the foregoing clause (y) shall not include the NG Partnership Interests for purposes of the application of the foregoing clause (y)) (it being understood that a termination of this Agreement with respect to one or more of the separate sites constituting the Goodyear Properties or one or more separate sites constituting the CEVA Properties shall be deemed in both cases to be a termination of this Agreement with respect to only one Property notwithstanding the Lease with The Goodyear Tire & Rubber Company and the Lease with CEVA Freight, LLC cover multiple Properties). For clarification, the parties agree that it is possible for a closing condition (A) under the Harborside Purchase and Sale Agreement not to be satisfied (for example, the bankruptcy of Schwab) which would allow Purchaser not to close and to terminate with respect to the Harborside Membership Interests but proceed to closing under this Agreement, the NG Partnership Interests Purchase and Sale Agreement and the CTL Reston Member Interest Purchase and Sale Agreement or (B) under the NG Partnership Interests Purchase and Sale Agreement not to be satisfied (for example, the bankruptcy of Northrop) which would allow Purchaser not to close and to terminate with respect to the NG Partnership Interests and, as a result of such termination, there would be a failure of a condition to close under this Agreement, the Harborside Purchase and Sale Agreement and the CTL Reston Member Interest Purchase and Sale Agreement which would allow Seller to terminate this Agreement, Harborside Seller to terminate the Harborside Purchase and Sale Agreement and CTL Reston Seller to terminate the CTL Reston Member Interest Purchase and Sale Agreement; and”

(b)                                 Section 7.2.2 of the Agreement is hereby amended by adding the following Section 7.2.2(11) at the end thereof:

“(11)                      Simultaneous Closing. It shall be a condition to Purchaser’s obligation to close hereunder that the Closing of the transaction contemplated by this Agreement occur simultaneously with the closing of the transactions contemplated by the Other Purchase and Sale Agreements.”

11.                                 Failure to Satisfy Conditions.  Section 7.2.3(b) of the Agreement is hereby amended and restated as follows:

“(b)                         if the condition(s) to close have not been satisfied under Sections 7.2.1(4) and 7.2.2(9) of this Agreement, or where this Agreement provides for a termination of this Agreement in its entirety, to terminate this Agreement in its entirety, in each case by delivering written notice to the other party and Escrow Agent on or before the Closing Date (or such earlier date as is provided herein), or elect to close notwithstanding the non-satisfaction of such condition, in which event such party shall be deemed to have waived any such condition.”

12.                                 Survival of Representations and Warranties. Section 9.3 of the Agreement is hereby amended and restated as follows:

“9.3                           Survival of Representations and Warranties. The representations and warranties set forth in this Article 9 are made as of the Effective Date, are remade as of the Closing Date (subject to update for Updated Property Information pursuant to Section 4.4 and, changes that are not the result of a breach by Seller or Purchaser or any of their covenants in this Agreement), and shall not be deemed to be merged into or waived by the instruments of Closing, but shall survive the Closing for a period of nine (9) months (the “Survival Period”).  Terms such as “to Seller’s knowledge,” “to the best of Seller’s knowledge” or like phrases mean, (A) with respect to all Properties, the actual knowledge of the following persons with respect to all Properties: Barclay Jones, Executive Vice President, Michael Dorsch, Executive Vice President, Samantha Garbus, Senior Vice President, Nancy Zoeckler, Senior Vice President, Mary-Beth Roselle, Senior Vice President, Scott Quigle, Vice President, and Carrie Crain, Vice President, and (B) with respect to each Property, the actual knowledge of the applicable persons whose names are set forth opposite each Property on Schedule 9.3 (the persons identified in the foregoing items (A) and (B) are referred to herein collectively as, the “Seller’s Representatives”), without any duty of inquiry or investigation except in connection with such persons’ review of the representations and warranties of Seller set forth in Section 9.1 hereof as provided in Section 9.1.13 hereof; provided that so qualifying Seller’s knowledge shall in no event give rise to any personal liability on the part of Seller’s Representatives, or any of them, or any other officer or employee of Seller, on account of any breach of any representation or warranty made by Seller herein.  Said terms do not include constructive knowledge, imputed knowledge or knowledge Seller or such persons do not have but could have obtained through further investigation or inquiry.  No financial advisor, broker, agent, or party other than Seller is authorized to make any representation or warranty for or on behalf of Seller.  Subject to Section 9.4 of the Other Purchase and Sale Agreements, each party shall have the right to bring an action against the other on the breach of a representation or warranty or covenant hereunder or in the documents delivered by Seller at the Closing, but only on the following conditions: (1) the party bringing the action for breach first learns of the breach after Closing and files such action within the Survival Period, (2) Seller shall not have the right to bring a cause of action for a breach of a representation or warranty or covenant unless the damage to Seller on account of such breach (individually or when combined with damages from other breaches including damages on account of breaches by Purchaser under the Other

Purchase and Sale Agreements) equals or exceeds $5,000,000, in which event Purchaser shall be liable to Seller for one-half of all such damage up to $5,000,000 and for all damage above $5,000,000, and (3) Purchaser shall not have the right to bring a cause of action for a breach of a representation or warranty or covenant unless the damage to Purchaser on account of such breach (individually or in the aggregate), (i) equals or exceeds (A) $1,000,000 if such breach relates to a Property with an Allocated Purchase Price of less than $50,000,000, in which event Seller shall be liable to Purchaser for one-half of all such damage up to $1,000,000 and for all such damage above $1,000,000 with respect to such Property, or (B) $2,000,000 if such breach relates to a Property with an Allocated Purchase Price equal to or greater than $50,000,000, in which event Seller shall be liable to Purchaser for one-half of all such damage up to $2,000,000 and for all such damage above $2,000,000 with respect to such Property, or (ii) without duplication of any claims made pursuant to subclause (i) of this clause (3), equals or exceeds $5,000,000 with respect to the Acquired Properties and the Other Real Property, in which event Seller shall be liable to Purchaser for one-half of all such damage up to $5,000,000 and for all such damage above $5,000,000 with respect to the Acquired Properties and the Other Real Property, subject to the further provisions of this Section 9.3.  Neither party shall have any liability after Closing for the breach of a representation or warranty or covenant hereunder of which the other party hereto had actual knowledge as of Closing.  Notwithstanding any other provision of this Agreement or of any closing deliveries of Seller contemplated by this Agreement: (a) subject to Section 9.4 of the Other Purchase and Sale Agreements and other than the Seller Estoppels and Leasing Costs, or any rights which Purchaser might otherwise have at law, equity, or by statute, whether based on contract or some other claim, Purchaser agrees that any liability of Seller to Purchaser pursuant to this Section 9.3 and any liability of the Other Sellers to Purchaser pursuant to Sections 9.3 of the Other Purchase and Sale Agreements will in the aggregate be limited to five percent (5%) of the aggregate Purchase Price of the Acquired Properties and (b) there shall be no threshold or limitation or limitation on survival on Seller’s obligation to pay or credit Purchaser for Leasing Costs payable by Seller under Section 8.5 (and the corresponding representation in Section 9.1.5 regarding Leasing Costs), whether or not the obligations to pay any Leasing Costs first becomes known to Purchaser before, at or after the Closing; i.e., Seller shall pay or credit Purchaser for Leasing Costs payable by Seller under Section 8.5 (and the corresponding representation in Section 9.1.5 regarding Leasing Costs) regardless of the amount thereof and regardless of when the Leasing Cost becomes known to Purchaser.  In no event shall either party be liable to the other party for incidental, consequential, or punitive damages as a result of the breach of any or all representations or warranties set forth in this Agreement.  The provisions of this Section 9.3 shall survive the Closing. Any breach of a representation or warranty or covenant that occurs prior to Closing shall be governed by Article 10.”

13.                                 Seller’s Remedies. Section 10.1 of the Agreement is hereby amended and restated in its entirety as follows:

“10.1                     Seller’s Remedies.  If Purchaser defaults on its obligations hereunder, or under the Other Purchase and Sale Agreements, at or prior to Closing for any reason, or if prior to Closing any one or more of Purchaser’s representations or warranties or covenants hereunder, or under the Other Purchase and Sale Agreements, are breached in any material respect that impairs Purchaser’s ability to close under this Agreement or under the Other Purchase and Sale Agreements, and such default or breach is not cured by the earlier of the third (3rd) Business Day after written notice thereof from Seller or the Other Sellers (as applicable) or the Closing Date (except no notice or cure period shall apply if Purchaser fails to consummate the purchase of the Property hereunder or the other Acquired Properties pursuant to the Other Purchase and Sale Agreements), Seller shall be entitled, as its sole remedy hereunder (except as provided in Sections 4.10, 8.8, 10.3 and 10.4 hereof), to terminate this Agreement and recover the Earnest Money as liquidated damages and not as a penalty, in full satisfaction of claims against Purchaser hereunder. Seller and Purchaser agree that Seller’s damages resulting from Purchaser’s default are difficult, if not impossible, to determine and the Earnest Money is a fair estimate of those damages which has been agreed to in an effort to cause the amount of such damages to be certain.  Notwithstanding anything in this Section 10.1 to the contrary, in the event of Purchaser’s default or a termination of this Agreement, Seller shall have all remedies available at law or in equity in the event Purchaser or any party related to or affiliated with Purchaser is asserting any claims or right to the Property that would otherwise delay or prevent Seller from having clear, indefeasible and marketable title to the Property.  In all other events Seller’s remedies shall be limited to those described in this Section 10.1 and Sections 4.10, 8.8, 10.3 and 10.4 hereof.  If Closing is consummated, Seller shall have all remedies available at law or in equity in the event Purchaser fails to perform any obligation of Purchaser under this Agreement. IN NO EVENT SHALL PURCHASER’S DIRECT OR INDIRECT PARTNERS, SHAREHOLDERS, MEMBERS, MANAGERS, OWNERS OR AFFILIATES, ANY OFFICER, MANAGER, DIRECTOR, EMPLOYEE OR AGENT OF THE FOREGOING, OR ANY AFFILIATE OR CONTROLLING PERSON THEREOF HAVE ANY LIABILITY FOR ANY CLAIM, CAUSE OF ACTION OR OTHER LIABILITY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE PROPERTY, WHETHER BASED ON CONTRACT, COMMON LAW, STATUTE, EQUITY OR OTHERWISE.”

14.                                 Purchaser Remedies. Section 10.2 of the Agreement is hereby amended and restated as follows:

“10.2                     Purchaser’s Remedies. If Seller defaults on its obligations hereunder, or Other Sellers default in their obligations under the Other Purchase and Sale Agreement, at or prior to Closing for any reason, or if prior to Closing any one or more of Seller’s, or, with respect to the Other Purchase and Sale Agreements, Other Sellers’, representations or warranties or covenants are breached in any material respect (subject to the provisions of Section 4.4 hereof and of the Other Purchase and Sale Agreements and the first sentence of Section 9.3 hereof and of the Other Purchase and Sale Agreements) and such default or breach is not cured by the earlier of the third (3rd) Business Day after written notice thereof from Purchaser or the Closing Date (except no notice or cure period shall apply if Seller fails to consummate the sale of the Property hereunder or the Other Sellers fail to consummate the sale of the other Acquired Properties pursuant to the Other Purchase and Sale Agreements), Purchaser shall elect, as its sole remedy hereunder, either to (a) terminate this Agreement in its entirety by giving Seller timely written notice of such election prior to or at Closing and recover the Earnest Money, in which event Seller shall be liable to Purchaser for its out of pocket expenses incurred in connection with the transaction contemplated hereby, but not to exceed $1,700,000.00 plus such all-in rate lock costs (including, without limitation, swap and credit spreads) as Purchaser may have incurred in connection with the loan contemplated by the Fixed Rate Loan Term Sheet, (b) terminate this Agreement in part with respect to the Properties with respect to which Seller’s representations or warranties or covenants are breached (subject to Sections 7.2.1(4) and 7.2.2(9)), in which event the Purchase Price shall be reduced by the Allocated Purchase Price for such Properties, (c) enforce specific performance to consummate the sale of the Property hereunder, or (d) waive said failure or breach and proceed to Closing without any reduction in the Purchase Price.  Notwithstanding anything herein to the contrary, Purchaser shall be deemed to have elected to terminate this Agreement in its entirety if Purchaser fails to deliver to Seller written notice of its intent to proceed otherwise on or before ten (10) Business Days following the scheduled Closing Date or, having given notice that it intends to seek specific performance, fails to file a lawsuit asserting such claim or cause of action in New York County, New York within two months following the scheduled Closing Date.  EXCEPT FOR iSTAR’S POTENTIAL LIABILITY PURSUANT TO THE SELLER ESTOPPELS AND/OR THE MEZZANINE LOAN, IN NO EVENT SHALL SELLER’S DIRECT OR INDIRECT PARTNERS, SHAREHOLDERS, MEMBERS, MANAGERS, OWNERS OR AFFILIATES, ANY OFFICER, MANAGER, DIRECTOR, EMPLOYEE OR AGENT OF THE FOREGOING, OR ANY AFFILIATE OR CONTROLLING PERSON THEREOF HAVE ANY LIABILITY FOR ANY CLAIM, CAUSE OF ACTION OR OTHER LIABILITY ARISING

OUT OF OR RELATING TO THIS AGREEMENT OR THE PROPERTY, WHETHER BASED ON CONTRACT, COMMON LAW, STATUTE, EQUITY OR OTHERWISE.”

15.                                 Resolution. The Agreement is hereby amended by adding the following Article 13 at the end thereof:

“ARTICLE 13

RESOLUTION FEE, RESOLUTION PAYMENT

AND RESOLUTION ESCROW

13.1                           Resolution Fee.  If the Resolution is not obtained prior to Closing, at Closing iStar shall pay, on behalf of Seller and the Other Sellers, or cause Seller and the Other Sellers to pay, Purchaser’s designee an amount equal to $4,300,000.00 from the proceeds of the sale of the Acquired Properties pursuant to this Agreement and the Other Purchase and Sale Agreements.

13.2                             Resolution Payment. If the Resolution is not obtained prior to Closing, but is obtained within fifty (50) days following the Closing Date (the “Resolution Expiration Date”), Purchaser shall pay to iStar, on behalf of Seller and the Other Sellers, an amount equal to Two Million and 00/100 Dollars ($2,000,000.00) (the “Resolution Payment”) by wire transfer of immediately available funds to an account designated by iStar within five (5) Business Days of the date on which the Resolution is obtained (the “Resolution Date”).  Subject to Section 13.5 below, if the Resolution is not obtained on or before the Resolution Expiration Date, Purchaser shall have no obligation to pay iStar the Resolution Payment.

13.3                           Resolution Escrow. If the Resolution is not obtained prior to Closing, at Closing Escrow Agent (1) shall withhold Five Million and 00/100 Dollars ($5,000,000.00) (the “Resolution Escrow Amount”) from the aggregate purchase price for the Acquired Properties payable under this Agreement and the Other Purchase and Sale Agreements, and (2) shall (x) immediately deposit the Resolution Escrow Amount in government insured interest-bearing accounts satisfactory to iStar, on behalf of Seller and the Other Sellers, and Purchaser (the “Resolution Escrow Account”), (y) not commingle the Resolution Escrow Amount with any funds of Escrow Agent or others, and (z) promptly provide Purchaser and iStar, on behalf of Seller and the Other Sellers, with confirmation of the investments made. If the Resolution is obtained on or before the Resolution Expiration Date, Escrow Agent shall disburse the Resolution Escrow Amount to iStar, on behalf of Seller and the Other Sellers, within two (2) Business Days of the date on which Escrow Agent receives a joint order executed by iStar, on behalf of Seller and the Other Sellers, and Purchaser setting forth the Resolution Date and directing the disbursement of the Resolution Escrow Amount to iStar, on behalf of Seller and the Other Sellers. Subject to Section 13.5 below, if the Resolution is not obtained on or before the Resolution Expiration Date, Escrow Agent shall disburse the Resolution Escrow Amount to Purchaser within two (2)

Business Days of the date on which Escrow Agent receives a joint order executed by iStar, on behalf of Seller and the Other Sellers, and Purchaser stating that the Resolution was not obtained on or before the Resolution Expiration Date and directing the disbursement of the Resolution Escrow Amount to Purchaser.

13.4.                        Resolution.  “Resolution” means the first to occur of the following:

(a)                                  Northrop’s execution and delivery of either (a) an acknowledgment with respect to the Right of First Offer to Negotiate set forth in Rider 2 to the NG Lease (the “NG ROFO Provision”) stating any of the following with respect to (i) the transactions contemplated by this Agreement as in effect on May 3, 2010 and the Partnership Interests Purchase and Sale Agreement and (ii) a one-time transfer of the NG Property from NG LP to an affiliate of NG LP to accommodate lender requirements in connection with financing the NG Property: the NG ROFO Provision has not been triggered, it is not operable, it has been waived by Northrop or NG LP has no further obligation thereunder (the “ROFO Acknowledgement”); or (b) a Tenant Estoppel Certificate (as defined in the NG Partnership Interests Purchase and Sale Agreement) containing a ROFO Acknowledgement; or

(b)                                 Northrop’s or any affiliate of Northrop’s execution of any lease modification, letter agreement, purchase contract or other agreement that provides (1) (A) that the ROFO Provision does not apply for any reason to a one-time transfer of the NG Property from NG LP to an affiliate of NG LP to accommodate lender requirements in connection with financing the NG Property, and (B) among other things, (i) that the NG ROFO Provision does not apply for any reason to the transaction contemplated by the NG Partnership Interests Purchase and Sale Agreement or the transaction contemplated by this Agreement as in effect on May 3, 2010, or (ii) that Northrop waives the application of the NG ROFO Provision to the transaction contemplated by the NG Partnership Interests Purchase and Sale Agreement or the transaction contemplated by this Agreement as in effect on May 3, 2010, or (iii) that Northrop will not take any action against NG Partnership Interests Seller, NG LP and/or Purchaser based on the application of the NG ROFO Provision to the transaction contemplated by the NG Partnership Interests Purchase and Sale Agreement or the transaction contemplated by this Agreement as in effect on May 3, 2010, or (2) for a full release of iStar, Seller, NG Partnership Interests Seller, NG LP, Purchaser, TRT NOIP Colshire — McLean LLC and TRT NOIP Colshire — McLean GP LLC and such other terms and conditions which have been approved by iStar, on behalf of Seller and the Other Sellers, and Purchaser.

13.5                           Fixed Rate Transfer. If (A) the Resolution is not obtained on or prior to the Resolution Expiration Date, but the Resolution is obtained within forty (40) days following the Resolution Expiration Date (the “Extended Resolution Expiration Date”), and (B) the NG Property is transferred by Fixed Rate Lender and Floating Rate Lender to the pool of Properties securing the Fixed

Rate Loan (the “Fixed Rate Transfer”) on or before the Extended Resolution Expiration Date, then Purchaser shall pay to iStar, on behalf of Seller and the Other Sellers, the Resolution Payment and the Resolution Escrow Amount by wire transfer of immediately available funds to an account designated by iStar within five (5) Business Days of the later to occur of (x) the Resolution Date and (y) the date on which the Fixed Rate Transfer occurs. Purchaser agrees to use, and Purchaser agrees to cause its affiliates to use, good faith efforts to cause the Fixed Rate Transfer to occur on or before the Extended Resolution Date.

13.6         Indemnity Agreement. If the Resolution is not obtained prior to Closing, at Closing Purchaser and iStar shall each execute and deliver an indemnity agreement that sets forth, among other things, the rights and obligations of iStar on the one hand, and Purchaser, Dividend Capital Total Realty Trust Inc., Dividend Capital Total Realty Operating Partnership LP and NG LP, on the other hand, with respect to obtaining the Resolution.

13.7                           Survival.  This Article 13 shall survive the Closing.”

16.                                 Counterparts; Facsimile.  This Amendment may be executed and delivered in any number of counterparts, each of which so executed and delivered shall be deemed to be an original and all of which shall constitute one and the same instrument.  For purposes of this Amendment, any signature transmitted by facsimile or e-mail (in pdf format) shall be considered to have the same legal and binding effect as any original signature.

17.                                 Ratification. The Agreement, as amended hereby, remains in full force and effect and is hereby ratified and confirmed.

[Remainder of Page Intentionally Left Blank;

Signature Page Follows]

IN WITNESS WHEREOF, Purchaser and Seller have executed this Amendment as of the date set forth above.

PURCHASER:

TRT ACQUISITIONS LLC, a Delaware limited liability company

By:	DCTRT Real Estate Holdco LLC, Its Sole Member

	By:	Dividend Capital Total Realty Operating Partnership LP, Its Sole Member

		By:	Dividend Capital Total Realty Trust Inc., Its General Partner

			By:	/s/ Greg Moran
Name:
Title:

SELLER:

iSTAR CTL SOUTH HAVANA — ENGLEWOOD LLC, a Delaware limited liability company

iSTAR CTL WATERVIEW — DALLAS LLC, a Delaware limited liability company

iSTAR CTL SHADELANDS — WALNUT CREEK LLC, a Delaware limited liability company

iSTAR CTL NORTH GLENVILLE — RICHARDSON LLC, a Delaware limited liability company

iSTAR CTL SHEILA — COMMERCE LLC, a Delaware limited liability company

iSTAR CTL COLUMBIA — RICHFIELD LLC, a Delaware limited liability company

iSTAR CTL COTTONWOOD — MILPITAS LLC, a Delaware limited liability company

iSTAR CTL NORTH FAIRWAY DRIVE — VERNON HILLS LLC, a Delaware limited liability company

iSTAR CTL DOOLITTLE — REDONDO BEACH LLC, a Delaware limited liability company

iSTAR CTL CROWN COLONY — QUINCY LLC, a Delaware limited liability company

iSTAR CTL RUE FERRARI — SAN JOSE LLC, a Delaware limited liability company

iSTAR CTL CORPORATE CENTER DRIVE — NEWBURY PARK LLC, a Delaware limited liability company

iSTAR CTL COLUMBIA — CAMPBELLSVILLE LLC, a Delaware limited liability company

iSTAR CTL SUNSET HILLS — RESTON LLC, a Delaware limited liability company

iSTAR CTL EAGLE LLC, a Delaware limited liability company

iSTAR CTL SYLVAN WAY — PARSIPPANY LLC, a Delaware limited liability company

iSTAR CTL INVERNESS — ENGLEWOOD LLC, a Delaware limited liability company

iSTAR CTL CORPORATE DRIVE — DIXON LLC, a Delaware limited liability company

iSTAR CTL CONNECTION — IRVING LLC, a Delaware limited liability company

iSTAR CTL CHARLESTON — MOUNTAIN VIEW LLC, a Delaware limited liability company

iSTAR CTL DUBLIN LLC, a Delaware limited liability company

iSTAR GT, L.P., a Delaware limited partnership

iSTAR NG LP, a Delaware limited partnership

iSTAR CTL MAPLE — EL SEGUNDO LLC, a Delaware limited liability company

iSTAR CTL SW 80 — PLANTATION LLC, a Delaware limited liability company

By:	/s/ Samantha K. Garbus
Name:	Samantha K. Garbus
Title:	Senior Vice President

AGREED TO FOR PURPOSES OF SECTION 4.3.2 AND ARTICLE 13:

iSTAR FINANCIAL INC., a Maryland corporation

By:	/s/ Samantha K. Garbus
Name:	Samantha K. Garbus
Title:	Senior Vice President